Filed Pursuant to Rule 424(b)(3)

Registration No. 333-177041

Prospectus Supplement No. 1

(To prospectus dated November 15, 2011)

14,525,797 shares of common stock

CORONADO BIOSCIENCES, INC.

This prospectus supplement, dated April 5, 2012, supplements the prospectus, dated November 15, 2011, of Coronado Biosciences, Inc. relating to the resale by the selling stockholders of up to 14,525,797 shares of our common stock. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or additional supplements thereto.

See “Risk Factors” beginning on page 4 of the prospectus for factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

SELLING STOCKHOLDERS

The information in the table appearing under the caption “Selling Stockholders” beginning on page 68 of the prospectus is amended by this prospectus supplement. On or about January 20, 2012, Ronald & Patricia Evans transferred 4,500 shares of our common stock to Sooner Ranch Investments, LP, which shares were registered for resale pursuant to the prospectus. Therefore, the selling stockholder table is amended by removing the row relating to Ronald & Patricia Evans from such table and adding in lieu thereof the information indicated below.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to Offering (1)	Percentage Ownership Prior to Offering (1)	Maximum Number of Shares of Common Stock to be Sold	Number of Shares of Common Stock Owned After Offering	Percentage Ownership After Offering (1)
Sooner Ranch Investments, LP	4,500	*	4,500	0	0

The date of this prospectus supplement is April 5, 2012.